UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 28, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Richard M. Osborne, our former chairman of the board of directors and chief executive officer, filed a lawsuit against Gas Natural and our board of directors on June 26, 2014, captioned “Richard M. Osborne, Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of February 24, 2012 and John D. Oil and Gas Marketing Company, LLC v. Gas Natural, Inc. et al.,” Case No. 14CV001290, filed in the Court of Common Pleas in Lake County, Ohio. In this lawsuit, among other things, Mr. Osborne demanded payment of an earnout associated with Gas Natural’s purchase of assets from John D. Marketing, and sought to delay the July 30 shareholders meeting.

Mr. Osborne dismissed the lawsuit without prejudice on July 15, 2014 and the parties engaged in settlement negotiations in an attempt to resolve the dispute. However, while negotiating the terms of a settlement, we became aware of a letter dated July 9, 2014 sent by Mr. Osborne to shareholders of Gas Natural. In large part because of this letter, which contains numerous false and misleading statements, settlement negotiations broke down.

On July 28, 2014, Mr. Osborne refiled the lawsuit against Gas Natural and our board members. In the re-filed lawsuit, among other things, Mr. Osborne (1) demands payment of an earnout amount associated with Gas Natural’s purchase of assets from John D. Marketing, (2) alleges that the board of directors has breached its fiduciary duties by removing Mr. Osborne as chairman and CEO, (3) seeks to enforce a July 15, 2014 settlement term sheet, where the parties memorialized certain discussions they had in connection with their efforts to resolve the dispute arising out of the lawsuit, and (4) seeks to invalidate the results of the scheduled July 30, 2014 shareholder meeting and asks the court to order Gas Natural to hold a new meeting at a later date. Mr. Osborne is also seeking compensatory and punitive damages. As with the initial lawsuit, Gas Natural believes that Mr. Osborne’s claims are wholly without merit and will vigorously defend this case on all grounds.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Richard M. Osborne Letter to Shareholders dated July 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ James E. Sprague
Name:	James E. Sprague
Title:	Chief Financial Officer

Dated: July 29, 2014